                                  EXHIBIT 2.01

Letter Agreement dated August 17, 1994 among the Registrant, Morris Management and Morris Associates, as amended.

    [LETTERHEAD]

    CADENCE DESIGN SYSTEMS, INC.
    555 River Oaks Parkway
    San Jose, CA 95134
    408-943-1234
    408-943-0513 Fax
                               August 17, 1994


William Wilson & Associates
2929 Campus Drive, Suite 450
San Mateo, CA  94403
 Attn: James W. Arce

Morris Management Company
Morris Associates VI, L.P.
2500 Sand Hill Road
Menlo Park, CA 94025

      Re:    Acquisition of Interests in
             River Oaks Place Associates L.P.

Gentlemen:

         This letter is responsive to Jim Arce's correspondence of April 15 and May 20, 1994 on behalf of the Morris interests and to subsequent conversations through which we explored acquisition alternatives for River Oaks Place Associates L.P. ("the Partnership").

         As of June 29, 1989, Morris Management Company (a California corporation -- the "General Partner"), as general partner, and Cadence Design Systems, Inc. ("Cadence") and Morris Associates VI, L.P. ("Morris"), as limited partners, entered into a limited partnership agreement and formed the Partnership. The General Partner has a one percent interest in the Partnership as a general partner; Cadence and Morris respectively have 49% and 50% limited partner interests in the Partnership. The Partnership owns land and improvements with four office buildings (the "Project"), which is leased to Cadence and encumbered by a deed of trust in favor of Prudential Life Insurance Company ("Prudential") in the approximate amount of $25 million.

         By this letter and on the terms and conditions set forth below, Cadence offers to acquire all of Morris' limited partner interest in the Partnership and the General Partner's general partner interests in the Partnership. By accepting this offer and consummating the transactions contemplated hereby, Cadence will be the only limited partner of the Partnership

William Wilson & Associates
Morris Management Company
August 17, 1994
Page 2


and Cadence or its affiliate will become the sole general partner of the Partnership and all parties will release and waive prior claims against the others except as set forth below.

        1. Price, Cadence will pay the sum of $6,100,000 in cash at Closing for the interests to be acquired hereunder. 98.04% of that amount will be allocated to the acquisition of the Morris Project Interest, as defined in Paragraph 2 (the "LP Price") and 1.96% will be allocated to the acquisition of the General Partner's interest (the "GP Price"). The consideration described above and the mutual covenants set forth below are acknowledged by all parties to be adequate. At Closing, all of the income and expenses of the Partnership and the Project will be prorated, and the Partnership will distribute all of its undistributed net cash flow to the partners in accordance with the provisions of the Partnership agreement (the "Closing Distributions"). The current estimate of the Closing Distributions is shown on Exhibit G. Exhibit G shall be updated as of the Closing.

         2. Exchange. The Partnership will convey to Morris prior to Closing and in complete redemption of Morris' entire interest in the Partnership (the "LP Interest"), a 50% undivided interest in the Project (the "Morris Project
Interest").   Morris will execute and deliver an acknowledgment of redemption in the form attached hereto as Exhibit A-1; and the Partnership will convey the Morris Project Interest to Morris by execution and delivery of a standard form grant deed. At the Closing, Cadence shall deposit with a "Starker" exchange company, acceptable to Morris, the LP Price, in complete satisfaction of Cadence's obligation with respect to the LP Price. Morris will enter into an agreement with the "Starker" exchange company to consummate a tax deferred exchange for the Morris Project Interest pursuant to Section 1031 of the Internal Revenue Code (the "Exchange"). Cadence, the General Partner and the Partnership agree to cooperate with Morris in connection with the Exchange' provided that Morris will pay all expenses in connection with the Exchange and will indemnify Cadence and the Partnership against any adverse tax consequences or governmental claims resulting from the Exchange (including any and all transfer taxes); and provided further that the Exchange will not delay the Closing.

         Notwithstanding any other provision of this agreement, Morris will have the right exercisable by notice to Cadence and the Partnership at any time prior to the Closing to sell the LP Interest to Cadence in lieu of consummating the Exchange, in which event at the Closing (i) Morris will convey the LP Interest to Cadence by execution and delivery of an assignment in the form attached hereto as Exhibit A-2, (ii) Cadence will pay the LP Price to Morris, and (iii) Paragraphs 3(a), 3(b) and 6(d)(3) shall be deemed modified accordingly.

         3. Closing. Subject to the provisions of Paragraph 10 below, the Closing will take place on September 15, 1994 at such time and place as the parties may agree; provided

William Wilson & Associates
Morris Management Company
August 17, 1994
Page 3


that the date, time and place of the Closing may be changed by mutual agreement of all parties, and provided further that if any of the conditions to the Closing set forth in Paragraph 6 below are not satisfied by September 15, 1994, the party to be benefited by such unsatisfied conditions shall have the right but not the obligation to extend the date of the Closing until a weekday selected by such party that is no more than five days following the subsequent satisfaction or waiver of such condition. Notwithstanding anything to the contrary contained herein, Cadence may elect, by delivery of written notice to the General Partner prior to September 15, 1994, to extend the Closing to a date no later than October 15, 1994, if such extension, in the reasonable judgment of Cadence, is required to complete its due diligence (including its environmental review) or to obtain the consent or approval of Prudential to this transaction.

         At the Closing the following will occur:

                 (a) The General Partner will convey the General Partner's entire interests in the Partnership (the "GP Interest") to Cadence (or its affiliate) by execution and delivery of assignments in the forms attached hereto as Exhibit A-3, and, consistent with its use of the Exchange, Morris will cause the Morris Project Interest to be conveyed to Cadence by execution and delivery of a standard form grant deed.

                 (b) Cadence will pay, by cashiers check or wire transfer as the recipient may elect, (i) to the General Partner the GP Price, and (ii) to a party other than Morris, as Morris may direct to effectuate the Exchange, the LP Price.

                 (c) The parties will execute and deliver to each other mutual releases in the form of Exhibit B.

                 (d) The General Partner will sign and deliver whatever documents are required to remove it as a signatory from all bank accounts of the Partnership.

                 (e) The General Partner will deliver all of the Partnership books and records to Cadence, but the General Partner may retain copies of such books and records.

                 (f) The General Partner will deliver its consent to all assignments of limited partner interests in the form of Exhibit A-4.

                 (g) The General Partner will and Cadence (or its affiliate) will indemnify each other and the Partnership with respect to certain claims and liabilities pursuant to the indemnity form attached as Exhibit F.





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William Wilson & Associates
Morris Management Company
August 17, 1994
Page 4


        4. Due Diligence. Cadence, the General Partner and Morris acknowledge that they have access to all books, records and other information relating to the Partnership and the Project necessary for them to make an informed decision whether to purchase and sell the interests pursuant to this agreement; all are sophisticated and capable of protecting their own interests. Without limiting the generality of the foregoing and without diminishing its reliance on the representations and warranties of the General Partner and Morris set forth in Paragraph 5 below, Cadence acknowledges that it is accepting the Project in an "as-is" condition, with all faults, and Cadence hereby waives and releases all claims and causes of action (including claims for contribution and indemnification) whether presently known or unknown, against the General Partner, Morris, their partners, employees, agents, officers, directors, successors and assigns with respect to the physical condition of the Project. Cadence has investigated or will investigate and has obtained or will obtain knowledge of all aspects of the physical condition of the Project (including the existence or non-existence of hazardous or toxic materials in, on or about the Project) and all operative or proposed governmental laws and regulations to which the Project is or may be subject. Cadence has reviewed the preliminary title report for the Project attached hereto as Exhibit C-1 (the "Title Report") and the UCC search reports for the Partnership and the General Partner attached hereto as Exhibit C-2 (the "UCC Reports"). Cadence accepts the Project on the basis of its review of the above matters.

           It is the intention of the parties that the release contained in this Section 4 shall be as broad and comprehensive as possible under law and in furtherance of this intention, Cadence acknowledges having read and understood
Section 1542 of the Civil Code of the State of California which provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      Cadence hereby expressly waives and relinquishes any and all rights conferred under Section 1542, and all similar laws, to the full extent that Cadence may lawfully do so; provided, however, that notwithstanding anything set forth herein to the contrary, the foregoing release is not intended to, and shall not, relieve the General Partner of Morris of any liability for or breach of the representations, warranties or covenants set forth in this agreement, the obligations under the indemnity agreement referred to in Paragraph 3(g) or the mutual release referred to in Paragraph 3(c) or any failure to disclose to Cadence the existence of any physical condition of the Project that is known to Morris or the General





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William Wilson & Associates
Morris Management Company
August 17, 1994
Page 5


Partner and that is not susceptible to discovery by Cadence in the course of a reasonable investigation of the physical condition of the Project.

        5. Representations and Warranties. Each of the parties makes the representations and warranties set forth for it below, hereby certifying that such representations and warranties are true and complete as of the Closing, and acknowledges that the other parties will rely upon such representations and warranties in entering into and undertaking their respective obligations under this agreement. Such representations and warranties will survive the Closing.

               (a)    The General Partner.   The General Partner represents
and warrants that:

                      (1) It owns the GP Interests free and clear of all forms of claims by third parties, including governmental agencies.

                      (2) It has the requisite authority, and the consent of any third parties (including shareholders) whose consent is required to enter into this agreement and to convey the GP Interest to Cadence under the terms of this agreement .

                      (3) Neither the General Partner nor the Partnership is a party to or otherwise bound by any agreements imposing a material obligation on the Partnership other than the contracts identified in the List of Material Contracts attached hereto as Exhibit D, complete copies of which contracts have been delivered to Cadence for review, and the Partnership is not subject to any material liabilities, obligations, pending claims or governmental actions other than the Prudential loan, and matters disclosed in the Title Report, the UCC Reports, the Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit E or the books, records or accounts of the Partnership. As used in this paragraph, "material" means any obligation, liability, claim or action exceeding $10,000.

               (b)    Morris.  Morris represents and warrants that:

                      (1) It owns the Morris LP Interest and assuming the Partnership conveys the Morris Project Interests to Morris pursuant to Paragraph 2 above, it will own the Morris Project Interest, in each case free and clear of all forms of claims by third parties, including governmental agencies, other than, in the case of the Morris Project Interest, any liens, claims or encumbrances affecting the Partnership's title to the Project at the time the Morris Project Interest is conveyed to Morris pursuant to Paragraph 2 above and reflected in the Title Report or the UCC Reports.

William Wilson & Associates
Morris Management Company
August 17, 1994
Page 6


                         (2)   It has the requisite authority, and the
consent of any third parties whose consent is required (including general and limited partners of Morris and their spouses) to enter into this agreement, to convey the Morris LP Interest back to the Partnership in exchange for conveyance from the Partnership of the Morris Project Interest, and to cause the Morris Project Interest to be conveyed to Cadence under the terms of this agreement.

                         (3)   All requisite partnership action of Morris
necessary to authorize and implement this transaction has been duly taken.

                  (c)    Cadence.   Cadence represents and warrants that:

                         (1)   It has the requisite authority and the consent
of any third parties whose consent is required to enter into this agreement and to purchase the LP and GP Interest and the Morris Project Interest under the terms of this agreement.

                         (2)   All requisite action of the Cadence Board of
Directors necessary to authorize and implement this transaction has been duly taken.

                         (3)   It is an accredited investor within the meaning
of Regulation D under the Securities Act of 1933; and it is acquiring the L.P. Interest and the G.P. Interest for its own account, for investment, without a view to distribution of the same.

                  (d)    Partnership.   Partnership represents and warrants
that:

                         (1)   It has the requisite authority, and the consent
of any third parties whose consent is required, to enter into this agreement and to convey the Morris Project Interest to Morris in exchange for redemption of the L.P. Interest under the terms of this agreement.

                         (2)   All requisite action of the Partnership
necessary to authorize and implement this transaction has been duly taken.

        6.        Conditions.

                  (a) Mutual. The respective obligations of the parties hereto are mutually conditioned on the occurrence (or each party's waiver of the occurrence) of simultaneous delivery of all items to be delivered at the Closing pursuant to Paragraph 3 above, including without limitation, the payment of the Closing Distributions to the General Partner, Morris and Cadence.

William Wilson & Associates
Morris Management Company
August 17, 1994
Page 7


             (b) The General Partner. The General Partner's obligations under this agreement are further conditioned on the truth and completeness (or waiver of the truth and completeness) of all representations and warranties of Morris, Cadence and the Partnership under this agreement, and the receipt by the General Partner at the Closing of the GP Price.

             (c) Morris. Morris' obligations under this agreement are further conditioned on the satisfaction (or waiver of the satisfaction) of each of the following:

                      (1) All representations and warranties of the General Partner, Cadence and the Partnership under this agreement shall be true and complete.

                      (2) The Partnership shall have conveyed the Morris Project Interest to Morris in redemption of the L.P. Interest.

                      (3) Morris or its designee for purpose of the Exchange shall receive the LP Price at Closing.

             (d) Cadence. Cadence's obligations under this agreement are further conditioned on the satisfaction (or waiver of the satisfaction) of each of the following:

                      (1) All representations and warranties of the General Partner, Morris and the Partnership under this agreement shall be true and complete.

                      (2) All covenants of the General Partner to be performed prior to the Closing shall have been performed.

                      (3) Cadence shall receive at the Closing (i) all of the LP Interest, (ii) all of the GP Interest, and (iii) all of the Morris Project Interest.

                      (4) Prudential shall have consented to the consummation of the transactions contemplated hereby on terms acceptable to Cadence.

                      (5) Cadence is satisfied with the results of its environmental survey, which shall be completed (and this condition shall be removed) not later than September 15, 1994; provided, however, if Cadence determines in its reasonable judgment that the environmental survey will not be completed by September 15, 1994, Cadence may elect to extend the removal date of this condition to a date not later than October 15, 1994 by delivering written notice of such election to the General Partner prior to September 15, 1994.

William Wilson & Associates
Morris Management Company
August 17, 1994
Page 8


In the event Cadence does not receive the results of its environmental survey prior to October 15, 1994 and the transaction has not already closed or this Agreement has not otherwise been terminated, the condition set forth in this subparagraph (5) will be deemed waived.


                      (6) There shall have been no material adverse change in the financial condition of the Partnership or Project.

             (e) Partnership. The Partnership's obligations under this agreement are further conditioned on the truth and completeness (or the Partnership's waiver of the truth and completeness) of all representations and warranties of the General Partner, Morris and Cadence under this agreement.

        7. Operations Through Closing. The General Partner represents and covenants that through the Closing it will continue to conduct the business of the Partnership in the ordinary course. Upon the Closing, the management agreement between the Partnership and the General Partner (and any subcontractor) will terminate and the management fees which have accrued to that date will be paid by the Partnership at the Closing, provided, however, that any management or consulting fees of the Partnership arising as a direct result of this transaction shall be paid by the General Partner and Morris. Such costs shall be paid 98.04% by Morris and 1.96% by the General Partner.

        8. Confidentiality. All parties, unless under compulsory process or obligation to disclose in connection the provisions of the Securities and Exchange Act of 1934, will maintain the confidentiality of the provisions of this agreement, and no party will issue a press release in connection with this proposed transaction without the prior consent of all
other parties.   This covenant will not limit a party's ability to share
relevant information with its professional advisors, such as attorneys and accountants, and with Prudential, however. Moreover, and notwithstanding any contrary provision of this agreement, this covenant will survive any termination of this agreement.

        9. General Partner Consultation. Following the Closing, the General Partner will provide, at no charge, up to five (5) days of consultation with Cadence's project manager to assist an orderly transition of the management of the Partnership and the Project.

        10. Termination. This agreement may be terminated (i) by the mutual agreement of all parties or (ii) if any of the conditions to the Closing set forth in Paragraph 6 above are not satisfied and not waived in accordance herewith, by any party to be benefited by such unsatisfied and unwaived condition, in which case the termination shall occur upon notice by such party to all other parties. This agreement will automatically terminate at 5:00 p.m. on

William Wilson & Associates
Morris Management Company
August 17, 1994
Page 9


October 31, 1994, unless the Closing occurs prior thereto. Upon termination of this agreement, all parties will be relieved of all further obligations hereunder; provided that any party whose breach of this agreement resulted in such termination shall not be relieved of any liability resulting therefrom.

        11. Miscellaneous. This agreement constitutes the entire agreement between the parties on the subject matter hereof and may be amended only by a written amendment signed by all parties. All references to the agreement will include the provisions of the exhibits attached to this agreement. This agreement will be governed by California law as applied to contracts entered into between residents of California. The parties acknowledge that specific performance is an appropriate remedy for any breach of this agreement. All parties will bear their own legal expenses in connection with the preparation of this agreement and any modifications and the effectuation of the transactions contemplated and no such costs or expenses shall be borne by or allocated to the Partnership. This agreement may be signed in counterparts, all of which together shall constitute a single agreement. The invalidity of any portion of this agreement will not invalidate any other portion; provided that in no event will Cadence be obligated to acquire less than all ownership interests in the Project and Partnership. No waivers permitted by this agreement shall be implied by conduct. Time is of the essence in this agreement. The provisions of this agreement may not be introduced into evidence by any party hereto in any matter of dispute between them, except in connection with a claim of breach of this agreement. In the event of any inconsistency between the provisions of this agreement and the provisions of the Partnership agreement, then the provisions of this agreement will
supersede such other provisions.   Finally, the parties agree to execute
such other documents as may be necessary in the future without additional risk or expense in order to implement the provisions of this agreement.

     If the offer set forth above is acceptable, please so indicate by executing the enclosed copy of this letter where indicated below and returning it to me. Upon receipt of copies of this letter signed by all parties by 5:00 p.m. on September 15, 1994, this letter will constitute a binding agreement among all parties; otherwise, this offer will lapse.

William WIlson & Associates
Morris Management Company
August 17, 1994
Page 10


         Thank you for your thoughtful consideration of this matter.


                                         Sincerely,

                                         CADENCE DESIGN SYSTEMS, INC.

                                         By: /s/ H. RAYMOND BINGHAM
                                             ----------------------------
                                             H. Raymond Bingham,
                                             Executive Vice President and
                                             Chief Financial Officer

ACCEPTED:

MORRIS ASSOCIATES VI, L.P.

By:  Morris Management Company
     its General Partner

     By:
        ---------------------------
        Diane M. Downend
        Vice President

Date:
     ------------------------------

MORRIS MANAGEMENT COMPANY
(for itself and for the Partnership
as General Partner)


By:
   --------------------------------
   Diane M. Downend
   Vice President

Date:
     ------------------------------

                                                                   Exhibit A-2

                          Assignment of LP Interest


         For value received, Morris Associates VI, L.P., hereby assigns, conveys and transfers to Cadence Design Systems, Inc. all of its right, title and interest as a limited partner of River Oaks Place Associates, L.P., a California limited partnership.

Dated: 10-25-94
      ---------------------------------

Morris Associates VI, L.P.

By: MORRIS MANAGEMENT COMPANY
   ------------------------------------
      general partner

      By: /s/ DIANE M. DOWNEND
         ------------------------------
          vice president

                                                                     Exhibit A-3

                           Assignment of GP Interest


         For value received, Morris Management Company, Inc., a California corporation, hereby assigns, conveys and transfers to Seeley Properties, Inc. all of its right, title and interest in the general partner interest in River Oaks Place Associates, L.P., a California limited partnership.

Dated: 10-25-94
      ---------------------------------

Morris Management Company

By: /s/ DIANE M. DOWNEND
    -----------------------------------
        vice president

                                                                     Exhibit A-4

                            General Partner Consent

           Morris Management Company, Inc. as general partner of River Oaks Place Associates , L.P., hereby consents to the assignment of Morris Associates VI., L.P.'s limited partner interest in River Oaks Place Associates, L.P., as set forth in a letter agreement dated August 17, 1994 among Cadence Design Systems, Inc., and others, effective as of the closing of such agreement.

Dated: 10-25-94
      ---------------------------------

Morris Management Company

By: /s/ DIANE M. DOWNEND
    -----------------------------------
        vice president

                                                                   Exhibit A-5

                           Limited Partner Consent

           Cadence Design Systems, Inc. and Morris Associates VI., L.P. as limited partners of River Oaks Place Associates , L.P., hereby consent to the assignment of Morris Management Company, Inc.'s general partner interest in River Oaks Place Associates, L.P., as set forth in a letter agreement dated August 17, 1994 among Cadence Design Systems, Inc., and others, effective as of the closing of such agreement.

Dated: 10-25-94
      ---------------------------------

Morris Associates VI, L.P.

By: Morris Management Company
    -----------------------------------
        general partner

        By: /s/ Diane M. Downend
           ---------------------------
            vice president


Cadence Design Systems, Inc.

/s/ H. RAYMOND BINGHAM
- - --------------------------------------
by: H. Raymond Bingham
Executive Vice President and
Chief Financial Officer

                                                                     Exhibit B

                             MUTUAL GENERAL RELEASE


                 Introduction. This release is entered into in connection with a letter agreement dated August 17, 1994 among Cadence Design Systems, Inc., Morris Management Company, Inc. and Morris Associates VI, L.P. (the "Letter Agreement"). The parties and terms referred to below are defined in the Letter Agreement. Therefore:

                 Release.   Except with respect to obligations created by the
Letter Agreement and as set forth below, each of Cadence, the General Partner, Morris and the Partnership for itself and its respective successors, predecessors, assigns, agents, officers, employees, heirs and personal representatives, hereby release and absolutely and forever discharge the other parties to this release and their respective attorneys, successors, assigns, officers, employees, shareholders, agents, heirs, and personal representatives, of and from all claims, demands, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, actions, and causes of action of every kind and nature whatsoever, including attorneys' and experts' fees, whether now known or unknown, suspected or unsuspected, which any party now has, owns, or holds or at anytime heretofore ever had, owned, or held, or could, shall, or may hereafter have, own, or hold, against any other based on or arising out of any matter, cause, fact, transaction, act, or omission whatsoever occurring or existing at any time prior to and including the effective date hereof, bearing any logical or factual connection whatsoever to the limited partnership agreement for River Oaks Place Associates, L.P., and any related agreements (collectively the "Released Agreements"), any party's performance, nonperformance or breach of the Released Agreements, and any liabilities arising or alleged to have arisen under or in the course of performance under the Released Agreements or in connection with the development and management of the real property referred to in the Released Agreements (all of which are hereinafter referred to as and included within the "Released Matters").

                 Covenant Not To Sue or Offset Each party agrees that it will not bring, commence, institute, maintain, prosecute or voluntarily aid any action at law, proceeding in equity, or otherwise prosecute or sue any other party hereto or its agents, representatives, heirs, partners, directors, officers, employees, servants, affiliates, subsidiaries, stockholders, predecessors, successors and assigns, or any person acting for, through, under or in concert with any of the foregoing, either affirmatively or by way of cross-complaint, defense, equitable offset or counter-claim or by any other way or manner at all, in any court, on any alleged claims, demands, liabilities, causes of action, suits, debts, liens, contracts, agreements, promises, losses, damages, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, arising out of the Released Matters.

                 General Release. Each party acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

             "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

EACH PARTY WAIVES AND RELINQUISHES ANY RIGHT OR BENEFIT WHICH IT HAS OR MAY HAVE UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA RELATING TO THE RELEASED MATTERS. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it or its attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the Released Matters or any other party hereto, but that it is each party's intention hereby fully, finally, and forever to settle and release all Released Matters, disputes and differences, known or unknown, suspected or unsuspected, which now exist, may exist or heretofore, may have existed between the parties relating to the Released Matters, except as otherwise expressly provided herein. In furtherance of this intention, the mutual releases herein given shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any such additional or different claim or fact.

                 Authorized Release. Each party warrants and represents that it is the sole and lawful owner of all rights, title and interest in and to all the Released Matters, that it has the right and the authority to execute this Agreement and that it has not heretofore voluntarily, by operation of law, or otherwise, assigned or transferred or purported to assign or transfer to any person whatsoever any Released Matters or any part or portion thereof or any claim, demand or right against any other party hereto.

                 Indemnity for Undisclosed Assignment of Claims. Each party shall indemnify and hold the others harmless from and against any claim, demand, damage, debt, liability, account, obligation, cost, expense, lien, action, or cause of action (including payment of reasonable attorneys' and experts' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any assignment or transfer or purported or claimed assignment or transfer by such party of the type referred to in the preceding paragraph (all of which are hereinafter referred to as the "Claim"). Each party's right to indemnification under this paragraph is subject to it promptly giving the indemnifying party notice of any Claim, including in such notice a brief description of the facts upon which the Claim is based and the amount thereof.

                 No Admissions. Nothing contained herein shall be construed as an admission by any party of any liability of any kind to any other party. Each party expressly denies that it is in any way liable or indebted to any other party hereto, except with respect to obligations created or expressly renewed by this Agreement and the Letter Agreement.

                 Informed Consent to Release. Each party acknowledges to each other party that it has been represented by legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement, and that each party has had ample opportunity to have this Agreement and the releases contained herein reviewed by its respective legal counsel. Each party further acknowledges that it and its counsel has had adequate opportunity to make whatever investigation or inquiry deemed necessary or desirable in connection with this Agreement and the Released Matters prior to the execution hereof.

                 Limited Third Party Beneficiaries.   In addition to the named
parties, the provisions of this Agreement shall extend to and inure to the benefit of and be binding upon the respective successors, assigns, representatives, predecessors, agents, officers, employees, shareholders, directors, heirs and attorneys of each of the parties, just as if they had
executed this Agreement.   There are no other intended third party
beneficiaries of this Agreement.

                 Excluded Matters.   Notwithstanding the foregoing, Cadence and
Seeley Properties, Inc. (the new general partner) affirm their prospective obligations under the River Oaks Place Associates, L.P., limited partnership agreement which agreement survives this release, and Cadence and the Partnership affirm their prospective obligations under the three leases dated
as of  June 29, 1989, which leases survive this release.   Moreover, the loan
agreement dated February 28, 1990 with Prudential Life Insurance Co. and related documents, and all obligations created thereunder, and the indemnity obligations of Seeley Properties, Inc. and the General Partner under the Idemnity of even date herewith shall survive this release.

                    Effective Date. This Agreement will take effect upon the Closing.

                 In witness whereof the parties subscribe their names:

CADENCE DESIGN SYSTEMS, INC.            Seeley Properties, Inc.
By: /s/ H. RAYMOND BINGHAM              (for "Excluded Matters" provisions only)
   ---------------------------
H. Raymond Bingham                       By: /s/ H. RAYMOND BINGHAM
Executive Vice President and                ----------------------------------
Financial Officer                            H. Raymond Bingham, president


Morris Associates VI, L.P.

By: Morris Management Company
   ---------------------------
    general partner
    By: /s/ DIANE M. DOWNEND
        ---------------------
        vice president


Morris Management Company

By: /s/ DIANE M. DOWNEND
    -------------------------
    vice president


River Oaks Place Associates, L.P.

By:
   --------------------------
   Morris Management Company, Inc., general partner
   By: /s/ DIANE M. DOWNEND
       ----------------------
       vice president

                                                                     Exhibit F

                                  Indemnity

         In connection with a letter agreement dated August 17, 1994 among Cadence Design Systems, Inc ("Cadence"), Morris Management Company and Morris Associates VI, L.P. ("Morris"), Seeley Properties, Inc. ("Seeley") will replace Morris Managment Company as the general partner of River Oaks Place Associates, L.P.. As a condition to closing the transactions contemplated in the letter agreement, Seeley, on the one hand, and Morris Managment Company, on the other hand, have agreed to indemnify each other from certain third party claims . Now, therefore, for valuable consideration:

1. Seeley agrees to indemnify Morris Managment Company from all claims or losses, including reasonable attorneys' fees, related to the River Oaks Place Associates, L.P.,. limited partnership and the ownership and operation of the real estate referred to in its partnership agreement, which arise as a result of an obligation to a party other than Morris Management Company, Morris or the Partnership and which accrue after the closing of the transactions referred to in the letter agreement.

2. Morris Management Company agrees to indemnify Seeley from all claims or losses, including reasonable attorneys' fees, related to the River Oaks Place Associates, L.P., limited partnership and the ownership and operation of the real estate referred to in its partnership agreement, which arise as a result of an obligation to a party other than Seeley, Cadence, Morris or the Partnership and which accrue on or before the closing of the transactions referred to in the letter agreement.

Notwithstanding the above, the parties agree and acknowledge that Morris Management Company shall incur no liability under this indemnity for a claim by a third party in excess of the amount which Morris Management Company would have incurred due to such claim as general partner of the Partnership under the Agreement of Limited Partnership of River Oaks Place Associates, L.P. dated June 29, 1989, assuming each other party thereto fully satisfied its obligations thereunder, including, without limitation, obligations to make additional capital contributions.

Dated: 10-25-94
      ---------------------------------

Morris Management Company

By: /s/ DIANE M. DOWNEND
    -----------------------------------
    vice president


Seeley Properties, Inc.

By: /s/ H. RAYMOND BINGHAM
    -----------------------------------
    H. Raymond Bingham
    president

    [LETTERHEAD]

    CADENCE DESIGN SYSTEMS, INC.
    555 River Oaks Parkway
    San Jose, CA 95134
    408-943-1234
    408-943-0513 Fax


Mr. James Arce                                           October 18, 1994
William Wilson & Associates
2929 Campus Drive #450
San Mateo, CA 94403                                      By fax (415) 345-7619

Re: Setting the closing date and final conditions

Dear Jim:

         I am following up on yesterday's conversation, during which we agreed to extend the "early closing" proration benefit referred to in Exhibit G of our letter agreement dated August 17, 1994 through October 31, 1994 as consideration for the early option exercise discussed below. With your client's signature, Exhibit G will be amended accordingly.

         There are a few other developments. Since going into contract, Cadence has completed its physical inspection and environmental review. Cadence deems these contingencies satisfied.

         Prudential's consent was sought and has been provisionally tendered on the condition that Cadence exercise its first option to extend the leases by five years. Contingent on the closing, Cadence will exercise such option, provided that Prudential delivers its consent in writing prior to closing with no other substantive conditions. Therefore, at closing, Cadence has the additional delivery of the exercise notice, which will be in form and substance acceptable to Prudential.

         In connection with obtaining Prudential's consent, the Partnership will reimburse Prudential's reasonable attorneys' fees which will be less than $10,000. The final closing prorations of Exhibit G will reflect this adjustment, of course.

         Lastly, you have advised me that your clients have elected to forego the like-kind exchange provisions of the letter agreement. This has simplified Prudential's review and will simplify the closing, which date we agree to set as Wednesday, October 26 at 11 AM at Cadence's offices. I suggest that we
"preclose" the transaction on Tuesday afternoon.   If delays are encountered,
each side will use its best efforts to close on succeeding business days through October 31, 1994, subject to the provisions of the letter agreement.

         If the foregoing is acceptable, please have your clients sign and return a copy of this letter.


Best regards,                      /s/ DIANE M. DOWNEND
                                   --------------------------------------------
                                   Morris Associates, VI L.P.,
                                            Morris Management Company,
                                                              Diane M. Downend
                                                              Vice President

Jim Given, counsel                 /s/ DIANE M. DOWNEND
                                   --------------------------------------------
                                   Morris Management Company, Diane M. Downend
                                                              Vice President

cc: The Prudential Realty Group    /s/ H. RAYMOND BINGHAM
                                   --------------------------------------------
                                   Cadence Design Systems, Inc.
                                   By: H. Raymond Bingham,
                                   Executive Vice President
                                     & Chief Financial Officer